Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Keven Investments of our report dated, March 9, 2008 relating to the consolidated financial statements of Keven Investments for the periods ending June 30, 2006 and 2007.  We further consent to the inclusion in the Registration Statement of Keven Investments of our report dated, March 9, 2008 relating to the review of the consolidated financial statements of Keven Investments for the six months ending December 31, 2007.

By: /s/ The Blackwing Group, LLC

The Blackwing Group, LLC.

Independence, MO

March 9, 2008